Exhibit 99.1

PRESS RELEASE

Editorial Contact:

Simone Souza

Synopsys, Inc.

650-584-6454

simone@synopsys.com

Investor Contact:

Lisa Ewbank

Synopsys, Inc.

650-584-1901

synopsys-ir@synopsys.com

Synopsys and Siemens Team Up to Expand and Extend

Electronic Design Automation Collaboration

Parties Settle All Current Mentor Graphics Patent Litigation

MOUNTAIN VIEW, Calif., July 3, 2018 — Synopsys, Inc. (NASDAQ:SNPS) and Siemens PLM Software today announced that they have agreed to collaborate on a wide range of electronic design automation (EDA) product interoperability projects for the benefit of their mutual customers. The collaboration spans a number of EDA domains from design to verification.

“With the increasing complexity in electronics driven by AI, automotive, industrial and other high-impact markets, semiconductor and systems companies are grappling with design challenges from the roots of silicon all the way up to the application software,” said Aart de Geus, chairman and co-CEO of Synopsys. “We look forward to working with Siemens to provide increasingly powerful EDA and related solutions to our mutual customers.”

In addition, Synopsys and Siemens have settled all outstanding patent litigation between Synopsys and Mentor Graphics. The settlement includes mutual seven-year patent cross-licenses between Synopsys and Siemens, and between Synopsys and Mentor Graphics, as well as a Synopsys payment to Siemens of $65 million.

Financial Impact

There is no change to the non-GAAP financial targets provided by Synopsys on May 23, 2018. Synopsys expects the agreements to result in a one-time GAAP-only expense of approximately $25-50 million and a one-time cash flow impact of $65 million in the fiscal third quarter, neither of which is reflected in the respective financial targets provided on May 23, 2018.

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As the world’s 15th largest software company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and is also growing its leadership in software security and quality solutions. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing applications that require the highest security and quality, Synopsys has the solutions needed to deliver innovative, high-quality, secure products. Learn more at www.synopsys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding the collaboration between the parties, the expected benefits of such collaboration, and the expected impact that the various agreements between the parties may have on Synopsys’ financial results. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, among others, that the final accounting treatment of the agreements between the parties differs materially from current expectations of such treatment and the companies’ continued collaboration with each other. Other risks and uncertainties that may apply are set forth in the Risk Factors section of Synopsys’ most recently filed Quarterly Report on Form 10-Q. Synopsys does not assume any obligation to update any forward-looking statement contained in this press release.

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